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                        APACHE MEDICAL SYSTEMS, INC.
               EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share data)

                                                                             Three months       Nine months
                                                                                ended              ended
                                                                             Sept 30, 1996     Sept 30, 1996
                                                                             -------------     -------------
Income applicable to common shares:

Net loss                                                                      $     (696)       $    (2,364)

Increase in earnings resulting from conversion of convertible debt  (1)              119                302
                                                                             ------------      -------------

              Loss applicable to common shares                                $     (577)       $    (2,062)
                                                                             ============      =============
Weighted average common shares outstanding:

     Weighted average number of common
           shares from Initial Public Offering                                     2,230                749

     Weighted average number of common
          shares outstanding  (2)                                                  1,076              1,076

     Conversion of preferred shares (1)                                            3,373              3,367

     Conversion of convertible debt (1)                                              122                122

     Cheap stock options and warrants (1)                                             50                 67
                                                                             ------------      -------------

              Weighted average common shares                                       6,851              5,381
                                                                             ============      =============

     Loss per common share                                                    $    (0.08)       $     (0.38)
                                                                             =============     =============


(1)     Assumes the conversion took place January 1, 1996.

(2) After considering the 1 for 2.86 reverse stock split effective June 18, 1996.